INDEMNIFICATION AGREEMENT

This Indemnification Agreement (hereinafter the “Agreement”) is made as of the __ day of ________, 2013 by and between Pershing Gold Corporation, a Nevada corporation, (hereinafter the “Company”) and _________________________ (hereinafter the “Indemnitee”).

WHEREAS, competent and experienced persons often are reluctant to serve as directors of corporations unless they are protected by comprehensive polices of insurance and/or indemnification, due to the number of lawsuits against such corporations and their directors, the attendant expense of defending against such lawsuits, and the exposure of such directors to unreasonably high damages;

WHEREAS, present laws and interpretations are not always sufficiently certain to provide such directors with adequate, reliable knowledge of the legal risks to which they might be exposed as a result of serving a corporation;

WHEREAS, the Company has concluded that protecting its directors against such risks helps to attract the most capable persons to such positions;

WHEREAS, the Company desires to have Indemnitee serve or continue to serve as a director of the Company free from undue concern for damages by reason of Indemnitee being a director of the Company or by reason of his decisions or actions on its behalf, and Indemnitee is willing to serve or to continue to serve in one or more of such capacities only if he is furnished the indemnity provided for hereinafter; and

WHEREAS, to induce Indemnitee to serve or continue to serve as a director of the Company, the Company has determined to grant to Indemnitee, as permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes (hereinafter, the “NRS”), rights to indemnification and advancement of expenses as provided herein, whether or not expressly provided in the Articles of Incorporation or the Bylaws of the Company.

NOW, THEREFORE, in consideration of Indemnitee’s service as a director of the Company after the date hereof, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Indemnification.

(a)           The Company shall hold harmless and indemnify Indemnitee against expenses (including, without limitation, attorneys’ fees, all costs, and obligations incurred in connection with being or preparing to be a witness in a Proceeding (as defined below), and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement), judgments, fines and amounts paid in settlement (hereinafter, collectively “Losses”) actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding, whether civil, criminal, administrative or investigative, to which Indemnitee was or is a party or is threatened to be made a party by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter, a “Proceeding”), to the fullest extent permitted by Nevada law; provided, however, that the Company shall not be required to indemnify Indemnitee in connection with any Proceeding (or part thereof) initiated by Indemnitee (excluding compulsory counterclaims and affirmative defenses) unless: (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by a majority of the Company’s disinterested directors, whether or not such directors constitute a quorum, or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the NRS.  If a determination with respect to Indemnitee’s entitlement to indemnification hereunder is required by applicable law, such determination shall be made, if Indemnitee so requests, by independent legal counsel selected by the Company and reasonably acceptable to Indemnitee.

(b)           Indemnitee shall provide written notice (a “Claim Notice”) to the Company promptly after receiving notice of any Proceeding initiated by a third party that may give rise to a claim for indemnification hereunder; provided, however, that a failure to provide such notice shall not relieve the Company of its obligations hereunder except to the extent it is materially prejudiced thereby. Following its receipt of the Claim Notice, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so within 30 days of its receipt of the Claim Notice. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding; provided that (i) Indemnitee shall have the right to employ Indemnitee’s counsel in any such Proceeding at Indemnitee’s expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

(c)           If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Losses actually and reasonably incurred by Indemnitee in a Proceeding, but not, however, for the total amount thereof, the Company shall indemnify Indemnitee for the portion of such Losses to which Indemnitee is entitled.

Section 2.                      Advancement of Expenses.

(a)           Expenses (including attorneys’ fees) incurred by Indemnitee in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking (hereinafter, an “Undertaking”) by or on behalf of Indemnitee to repay such amount if, and to the extent, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company by a final judicial decision from which there is no further right to appeal. No security shall be required in connection with any Undertaking and any Undertaking shall be accepted without reference to Indemnitee’s ability to repay.

(b)           Notwithstanding any provision to the contrary in Section 2(a) above, the Company shall not be required to advance such expenses to Indemnitee in connection with any Proceeding (excluding compulsory counterclaims and affirmative defenses) initiated by Indemnitee, unless such advancement is specifically approved by a majority of the Company’s disinterested directors, whether or not such directors constitute a quorum.

Section 3.                      Right of Indemnitee to Enforce Indemnification and Advancement Obligations; Presumptions.

(a)           If a claim under Section 1 of this Agreement is not paid in full by the Company within 45 days after a written claim for indemnification has been received by the Company or a claim under Section 2 of this Agreement is not paid in full by the Company within 30 days after a written claim for advancement of expenses has been received by the Company, Indemnitee shall be entitled at any time thereafter to bring suit against the Company to recover the unpaid amount of any such claim, provided in each case that the written claim satisfies any applicable requirements under the NRS and the Company’s Articles of Incorporation. If successful in whole or in part in any such suit, or in a suit brought by the Company seeking to recover a prior advancement of expenses to Indemnitee, Indemnitee shall be entitled additionally to be paid, and to seek as an award in connection with any such suit, the cost and expenses (including attorneys’ fees) incurred by Indemnitee in prosecuting or defending such suit.

(b)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 3 of this Agreement, and the Company shall have the burden of proof in overcoming such presumption by clear and convincing evidence. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of the suit as to whether indemnification of Indemnitee is proper in the circumstances because the Indemnitee has met any applicable standard of conduct set forth in Nevada law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met any such applicable standard of conduct, shall be a defense to the suit or create a presumption for purposes of such suit that the Indemnitee has not met any applicable standard of conduct.

(c)           If the person, persons or entity empowered or selected to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 30 days after receipt by the Company therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional 15 days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

Section 4.                      Settlement.  The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid by or on behalf of Indemnitee in settlement of any action, suit or proceeding effected without the Company’s prior written consent. The Company shall not settle any claim in any manner that would impose any fine, penalty, obligation or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

Section 5.                      Rights not Exclusive; Additional Indemnification Rights.

(a)           The rights provided herein shall not be deemed exclusive of any other rights that Indemnitee may have or hereafter acquire under any statute, provision of the Company’s Articles of Incorporation or Bylaws, agreement, directors’ and officers’ liability insurance policy, vote of stockholders or disinterested directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding such office.

(b)           The right to be indemnified or to receive advancement of expenses under this Agreement is and is intended to be retroactive and shall be available as to events occurring prior to the date of this Agreement.

Section 6.                      Consideration.  The Company expressly confirms and agrees that it has entered into this Agreement and has assumed the obligations imposed on the Company hereby in order to induce Indemnitee to continue as a director of the Company, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity.

Section 7.                      Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

Section 8.                      Contribution.  If it is established that Indemnitee has the right to be indemnified under this Agreement in respect of any claim, but that right is unenforceable by reason of applicable law or public policy, then, to the fullest extent applicable law permits, the Company, in lieu of indemnifying or causing the indemnification of Indemnitee under this Agreement, shall contribute to the amount Indemnitee has incurred, in connection with that Proceeding, in such proportion as is deemed fair and reasonable in light of all the circumstances of that Proceeding in order to reflect:

(a)           the relative benefits Indemnitee and the Company have received as a result of the event(s) or transaction(s) giving rise to that Proceeding; or

(b)           the relative fault of Indemnitee and of the Company and its other functionaries in connection with those event(s) or transaction(s).

Section 9.                      Severability.  In the event that a court shall determine that any provision of this Agreement requires the Company to do or to fail to do an act in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their respective terms.

Section 10.                      Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

Section 11.                      Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Colorado for all purposes in connection with any action, suit or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in State or Federal Courts located in the State of Colorado.

Section 12.                      Binding Effect; Successors and Assigns.  This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns. The rights conferred by this Agreement shall continue after Indemnitee has ceased to be a director and shall inure to the benefit of Indemnitee, Indemnitee’s heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

Section 13.                      Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing signed by both of the parties hereto.

Section 14.                      Notices.  Any notice or other communication required or permitted to be given or made to the Company or Indemnitee pursuant to this Agreement shall be in writing, and shall be addressed if to Indemnitee, at Indemnitee’s address as set forth in the Company’s records and if to the Company, at the address of its principal corporate offices or at such other address as a party may designate by 10 days’ advance written notice to the other party hereto.

Section 15.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the Company and Indemnitee have executed this Agreement on and as of the day and year first above written.

PERSHING GOLD CORPORATION

By:  _________________________________

INDEMNITEE

_____________________________________